SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Schedule 13G - Amendment Number 1

Under the Securities Exchange Act of 1934

Lear Seating Corporation
(Name of Issuer)

Common Stock
(Title of Class of Securities)

521893107
(CUSIP Number)

Check the following box if a fee is being paid with this statement.
(X)

The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section
18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.



CUSIP No.
521893107

1)  Names of Reporting Person

Lehman Brothers Holdings Inc.
S.S. or I.R.S. Identification No. of Above Person

13-3216325


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        16,471,224

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        16,471,224

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        16,471,224

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     29%

12)  Type of Reporting Person

HC/CO
CUSIP No.
521893107

1)  Names of Reporting Person

Lehman Brothers Merchant Banking Portfolio Partnership L.P.
S.S. or I.R.S. Identification No. of Above Person

13-354405


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        5,916,258

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        5,916,258

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        5,916,258

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     10.5%

12)  Type of Reporting Person

PN

CUSIP No.
521893107

1)  Names of Reporting Person

Lehman Brothers Offshore Investment Partnership--Japan L.P.
S.S. or I.R.S. Identification No. of Above Person

2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only

4)  Citizenship or Place of Organization

Bermuda

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        4,907,124

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        4,907,124

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        4,907,124

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     8.7%

12)  Type of Reporting Person

PN

CUSIP No.
521893107

1)  Names of Reporting Person

Lehman Brothers Offshore Investment Partnership L.P.
S.S. or I.R.S. Identification No. of Above Person



2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization

Bermuda

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        1,626,544

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        1,626,544

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        1,626,544

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     2.9%

12)  Type of Reporting Person

PN

CUSIP No.
521893107

1)  Names of Reporting Person

Lehman Brothers Capital Partners II, L.P.
S.S. or I.R.S. Identification No. of Above Person

13-354406

2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        4,021,298

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        4,021,298

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        4,021,298

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     7.2%

12)  Type of Reporting Person

PN

Item 1(a).  Name of Issuer: Lear Seating Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:

            21557 Telegraph Road
            Southfield, Michigan 48034

Item 2(a).  Name of Person Filing:

  (i)    Lehman Brothers Holdings Inc.
         Lehman Brothers Merchant Banking Portfolio Partnership L.P. Lehman Brothers Capital Partners II, L.P.
  (ii)   Lehman Brothers Offshore Investment Partnership L.P.
         Lehman Brothers Offshore Investment Partnership--Japan L.P.

Item 2(b).  Address of Principal Business Office:

   (i)     3 World Financial Center
           New York, NY  10285

   (ii)  Clarendon House, Church Street
         Hamilton, Bermuda

Item 2(c).  Citizenship or Place of Organization:

See Item 4 of cover pages

Item 2(d).  Title of Class of Securities:

Common

Item 2(e).  CUSIP Number:

            521893107

Item 3.  Information if statement is filed pursuant to Rules
13d-1(b) or 13d-2(b):

Not Applicable

Item 4.  Ownership

(a)  Amount Beneficially Owned as of:  September 30, 1995

See Item 9 of cover pages

(b)  Percent of Class:

See Item 11 of cover pages

(c)  Number of shares as to which such person has:

(i)  sole power to vote or to direct the vote

(ii)  shared power to vote or to direct the vote

(iii)  sole power to dispose or to direct the disposition

(iv)  shared power to dispose or to direct the disposition

See Items 5-8 of cover pages

Item 5.  Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another
Person

Not Applicable.


Item 7. Identification and Classification of the Subsidiary which Acquired the Security being reported on by the Parent Holding Company

The relevant subsidiaries are LB I Group Inc. and Lehman Brothers Offshore Partners Ltd. Lehman Brothers Offshore Partners Ltd., is the General Partner of Lehman Brothers Offshore Investment Partnership L.P. and Lehman Brothers Offshore Investment Partnership - Japan L.P. LB I Group is the general partner of Lehman Brothers Merchant Banking and the parent of Lehman Brothers Offshore Partners Ltd. Lehman Brothers Holdings Inc. is the General Partner of Lehman Brothers Capital Partnership II, L.P. and the indirect parent of LB I Group.

Item 8.  Identification and Classification of Members of the
Group

Not Applicable.


Item 9.  Notice of Dissolution of Group

Not Applicable.

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.


Dated:  October 10, 1995


LEHMAN BROTHERS HOLDINGS INC.

By:  /s/ Karen C. Manson
     -------------------
Name:  Karen C. Manson
Title: Vice President
       Secretary

LEHMAN BROTHERS MERCHANT BANKING PORTFOLIO PARTNERSHIP L.P.

By:  /s/ Karen C. Manson
     -------------------
Name:  Karen C. Manson
Title: Authorized Representative

LEHMAN BROTHERS OFFSHORE INVESTMENT PARTNERSHIP--JAPAN L.P.

By:  /s/ Karen C. Manson
     -------------------
Name:  Karen C. Manson
Title: Authorized Representative

LEHMAN BROTHERS OFFSHORE INVESTMENT PARTNERSHIP L.P.

By:  /s/ Karen C. Manson
     -------------------
Name:  Karen C. Manson
Title: Authorized Representative


LEHMAN BROTHERS CAPITAL PARTNERS II, L.P.

By:  /s/ Karen C. Manson
     -------------------
Name:  Karen C. Manson
Title: Authorized Representative